                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Cordis Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------------

     (5)  Total fee paid:
          ----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
          ----------------------------------------------------------------------

     (3)  Filing Party:
          ----------------------------------------------------------------------

     (4)  Date Filed:
          ----------------------------------------------------------------------

                                                                    CORDIS(LOGO)


Dear Cordis Stockholder:

     The Board of Directors cordially invites you to attend Cordis' Annual Meeting of Stockholders, to be held on October 10, 1995, at our offices located at 14201 N.W. 60th Avenue, Miami Lakes, Florida.

     The Meeting will commence promptly at 2:00 p.m. in the Auditorium located on the second level of the building.

     To assure a quorum and that your shares will be voted at the Meeting in accordance with your instructions, please sign and return the enclosed proxy card in the envelope provided at your earliest convenience. Mailing your proxy will not limit your right to vote in person at the Meeting.

     If you plan to be present at the Meeting, please so indicate on the proxy card.


                                           Respectfully yours,


                                           Robert Q. Marston
                                           ---------------------
                                           ROBERT Q. MARSTON
                                           Chairman of the Board

                               CORDIS CORPORATION
                             14201 N.W. 60TH AVENUE
                           MIAMI LAKES, FLORIDA 33014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 10, 1995

     The Annual Meeting of Stockholders of Cordis Corporation will be held at the offices of the Company, 14201 N.W. 60th Avenue, Miami Lakes, Florida, on Tuesday, October 10, 1995, for the following purposes:

     Item No. 1  Election of Directors;

     Item No. 2  To ratify the appointment of independent auditors;

     Item No. 3  To ratify the amendment to the Restated Articles of
                 Incorporation to increase the authorized Common Stock; and

     Item No. 4  To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on August 15, 1995 will be entitled to notice of, and to vote at, the Meeting or any adjournment thereof. A list of such stockholders will be available for examination at the Company's offices at 14201 N.W. 60th Avenue, Miami Lakes, Florida 33014 on and after September 15, 1995.


                                          By Order of the Board of Directors,



                                          Daniel G. Hall
                                          --------------
                                          DANIEL G. HALL
                                          Secretary

September 15, 1995

     IMPORTANT: THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE COMPANY THE EXPENSE OF A FURTHER REQUEST.

                               CORDIS CORPORATION
                             14201 N.W. 60TH AVENUE
                           MIAMI LAKES, FLORIDA 33014

                                PROXY STATEMENT

                               SEPTEMBER 15, 1995

     The accompanying Proxy is solicited by the Board of Directors of Cordis Corporation ("the Company") for use at the Annual Meeting of Stockholders and any adjournment thereof ("the Meeting") to be held on October 10, 1995, at 2:00 p.m. at the Company's offices located at 14201 N.W. 60th Avenue, Miami Lakes, Florida. When such Proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any directions noted thereon, or, if no direction is indicated, it will be voted as recommended by the Board of Directors. Any Proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting thereof.

     Only stockholders of record as of August 15, 1995, will be entitled to vote at the Annual Meeting and any adjournment thereof. On that date 16,392,697 shares of common stock were outstanding. Each share of common stock entitles the holder thereof to one vote on each matter presented for action at the Meeting. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the Meeting. An affirmative vote of a majority of the shares voting on each matter is required for approval of Items 1 and 2. Adoption of Item 3 requires the affirmative vote of the holders of a majority of the shares outstanding. Abstentions and broker nonvotes will be considered solely for quorum purposes.

     The approximate date of the first distribution of this Proxy Statement and the accompanying Proxy is September 15, 1995.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     All Directors are elected annually by the stockholders of the Company.

     The Directors recommend that the full Board for the ensuing year shall consist of nine Directors and further recommend the election of the nominees listed below as Directors to hold office until the next Annual Meeting of Stockholders and the election and qualification of their successors. Seven of the nominees currently serves on the Board and were elected by the stockholders at the last Annual Meeting. Two directors, Ms. Burzik and Mr. Razzouk, are nominated for the first time. Pursuant to the Director Retirement Plan, Dr. Marston has announced his intention to retire and will not stand for reelection to the Board on October 10, 1995. If, at the time of the Annual Meeting any of such nominees should be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for such other person or persons as may be nominated by management. Management has no reason to believe that any substitute nominee or nominees will be required.

     THE BOARD RECOMMENDS THAT THE NOMINEES PROPOSED FOR ELECTION BE APPROVED. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.

     The following table indicates the age, principal occupation or employment currently and for the past five years, and the date each nominee was first elected as Director.

                                                                                      YEAR FIRST
                                                                                        ELECTED
          NAME (AGE)                      PRINCIPAL OCCUPATION OR EMPLOYMENT          A DIRECTOR
------------------------------    --------------------------------------------------  -----------
Catherine M. Burzik (44)          President, Chief Executive Officer and Director,        --
                                    Kodak Health Imaging Systems Inc., a subsidiary
                                    of Eastman Kodak Company, since 1993. From 1991
                                    to 1993, General Manager, Electronic Imaging
                                    Products, Health Science Division of Eastman
                                    Kodak.
David R. Challoner, M.D. (60)     Vice President for Health Affairs, University of       1990
                                    Florida. Chairman of the Board, Shands Hospital
                                    at the University of Florida. Former Dean, St.
                                    Louis University School of Medicine. Member,
                                    Institute of Medicine, National Academy of
                                    Sciences. Member, Directors' Advisory Committee,
                                    National Institutes of Health. Former President,
                                    American Federation for Clinical Research.
Richard W. Foxen (67)             Retired. Until 1988, Senior Vice President,            1989
                                    Strategic Management and International, Rockwell
                                    International Corporation; Former
                                    Vice-President, European Operations, General
                                    Electric Corporation; Adjunct Professor,
                                    Business Administration, Carnegie-Mellon
                                    University and University of Pittsburgh.
Donald F. Malin, Jr. (67)         Retired. Until 1991, Partner, Simpson Thacher &        1982
                                    Bartlett, Attorneys at Law, New York City, legal
                                    counsel to the Company.
William J. Razzouk (47)           Executive Vice President of Worldwide Customer          --
                                    Operations, Federal Express Corporation and
                                    Director since 1993. From 1990 to 1993 Senior
                                    Vice President -- Sales and Customer Services of
                                    Federal Express Corporation. Director, Sanifill
                                    Inc. and The National Sports Foundation.
Robert C. Strauss (54)            President and Chief Executive Officer of the           1987
                                    Company since February 1987. Formerly Senior
                                    Vice President and Chief Financial Officer from
                                    1986 to 1987 and Vice President and Chief
                                    Financial Officer from 1983 to 1986. Trustee,
                                    University of Miami. Director, Miami Children's
                                    Hospital, Health Industry Manufacturers
                                    Association (HIMA), American Bankers Insurance
                                    Group, United Way and Enterprise Florida.
Jan L. de Ruyter van              Retired. Senior Vice President, European               1990
  Steveninck (65)                   Operations of the Company from 1987 to June,
                                    1990. Before 1987, Vice President, European
                                    Operations.

                                                                                      YEAR FIRST
                                                                                        ELECTED
          NAME (AGE)                      PRINCIPAL OCCUPATION OR EMPLOYMENT          A DIRECTOR
------------------------------    --------------------------------------------------  -----------
Wilton W. Webster, Jr. (67)       Vice President and Senior Scientific Advisor of        1994
                                    the Company since April, 1994. Founder and
                                    Senior Scientific Advisor of Cordis Webster,
                                    Inc. since December, 1994. Vice President,
                                    Research & Development and Chief Engineer of
                                    Cordis Webster Inc. from April 1994 to December,
                                    1994. Formerly Vice President and Chief Engineer
                                    from 1993 to 1994 and Founder, Chairman of the
                                    Board, President and Chief Executive Officer of
                                    Webster Laboratories, Inc. from 1980 until 1993.
Patricia K. Woolf, Ph.D. (60)     Consultant, author, and lecturer, Department of        1982
                                    Molecular Biology, Princeton University.
                                    Director, American Balanced Fund, Income Fund of
                                    America, Growth Fund of America, and Small Cap
                                    World Fund. Director, General Public Utilities
                                    Corporation, National Life Insurance Company of
                                    Vermont and Crompton and Knowles Corp. Trustee,
                                    New Economy Fund.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has standing Audit, Compensation and Quality committees. It has no nominating committee. However, in April of 1995 the Board of Directors formed a Search Committee to identify candidates for election as Company Directors. The members of this ad hoc committee are Richard
W. Foxen, Chairman, Robert Q. Marston and Robert C. Strauss. The Committee considered various candidates and recommended two candidates for election as Company Directors.

     The members of the Audit Committee during fiscal 1995 were Richard W. Foxen (Chairman), Donald F. Malin, Jr., Patricia K. Woolf and David R. Challoner. The Committee held three meetings during fiscal 1995. During that year, the Audit Committee, among other things, (i) recommended that Deloitte & Touche be appointed as the Company's independent auditors; (ii) reviewed the audit activities of both the independent auditors and the internal auditor of the Company; (iii) met separately and privately with the independent auditors, the internal auditor and with the Company's financial, accounting and management officers to insure that the scope of activities of the independent and internal auditors had not been restricted and that adequate responses to their recommendations had been received; and (iv) made periodic reports to the Board.

     The members of the Compensation Committee during fiscal 1995 were Donald F. Malin, Jr. (Chairman), Jan L. de Ruyter van Steveninck and Richard W. Foxen. The Committee held three meetings during fiscal 1995. During that year, the Compensation Committee, among other things, (i) reviewed salaries of the Chief Executive Officer and corporate officers of the Company; (ii) considered management's proposals for granting of stock options under the Cordis Corporation Non-Qualified Stock Option Plan and approved such grants of stock options; (iii) established performance goals for the Cordis Corporation 1991 Performance Unit Award Plan ("PUAP") and approved the grants of Awards under the PUAP; (iv) reviewed the Cordis

Corporation Director Retirement Plan and Director compensation practices; (v) reviewed other compensation matters, including the method of payment of Awards under the PUAP; and (vi) made periodic reports to the Board.

     The members of the Quality Committee during fiscal 1995 were Patricia K. Woolf, (Chairman), David R. Challoner, and Jan L. de Ruyter van Steveninck. The Committee held four meetings during fiscal 1995. During that year, the Quality Committee, among other things, (i) reviewed and monitored the auditing activities of the Company and the results of those audits; (ii) reviewed the Company's quality functions and regulatory compliance activities; (iii) reviewed the independent quality consultant's audit of the Company's facility; (iv) reviewed and approved the Quality Committee Charter, as restated; and (iv) made periodic reports to the Board.

MEETING ATTENDANCE

     The Board of Directors held a total of six meetings, during fiscal 1995. Each Director attended in excess of 75% of the total number of meetings of the Board and of each Committee of the Board on which such Director served during the fiscal year. On average, each Director attended 95% of the meetings held.

COMPENSATION OF DIRECTORS

     Compensation of Directors. Directors who are compensated as employees of the Company receive no additional compensation as Directors. Each Director who is not an employee of the Company receives an annual retainer of $20,000; a fee of $1,250 for each Board Meeting attended; and $750 for each Committee Meeting attended. Committee Chairmen are paid $1,000 for each Committee Meeting attended. Dr. Marston, as Chairman of the Board during fiscal 1995, received an annual retainer of $75,000, but received no additional compensation for meeting attendance.

     Cordis Corporation Director Non-Qualified Stock Option Plan ("the
Plan"). The Plan became effective on June 5, 1990. It provides incentives in the form of stock option grants to non-employee Directors of the Company. The grants are intended to recognize the expertise and contributions provided to the Company by the members of the Board of Directors and to provide the Board of Directors with a proprietary interest in the Company, enhancing their personal interest in the Company's continued success and progress. The Plan is administered by the Compensation Committee of the Board of Directors.

     The Plan currently authorizes the issuance of 200,000 shares of the Company's common stock. The options, 2,000 of which are granted automatically every year to each non-employee Director, fully vest one year after the anniversary of the date of the grant, are granted at a price equal to the market value of the shares on the date of the grant and must be exercised within ten years of the date of grant. In the case of a Director's death, the options vest immediately. The options continue to vest during the period of any disability or retirement.

     The options granted under this Plan are not assignable or transferable by optionees. The Plan provides that if there is a change in control, defined as the acquisition by any person of direct or indirect beneficial ownership of the Company's outstanding voting securities in a quantity sufficient to cause a change in the composition of the Company's Board of Directors, completion of a tender or exchange offer of 50% or more of the voting securities of the Company or the merger or consolidation of the Company with another corporation or the transfer of all or substantially all of the assets of the Company, all options will be 100% vested.

     Cordis Corporation Director Retirement Plan. Each non-employee director who retires from the Board after he or she has served on the Board for five years is eligible for benefits, for a period equal to two times his or her years of active service as a Director, equal to the annual retainer paid at the time of his or her retirement, increased by one-half of any subsequent increase in the annual retainer awarded to active Directors.

     The Plan waives the years-of-service eligibility requirement if a Director is forced to retire as a result of a disability or incapacity or a merger or acquisition of the Company. The Plan, unless waived by the Board, requires a Director to retire from active service on the Board if his or her 72nd birthday occurs on or before the 15th day of October in any year in which such Director shall stand for reelection to the Board of Directors.

     If a retired Director dies during the period in which retirement benefits are payable, such payments shall be paid to the Director's designated beneficiary or to his or her estate, for a period of one year after his or her death or for the remaining period for which such retirement benefits are payable, whichever occurs first. Any Director who has been an employee of the Company shall not be eligible for benefits under the Plan except for reimbursement of expenses incurred in meeting attendance and meeting fees equal to the meeting fees paid to active Directors. In the event that a Director desires to retire or is forced to retire subsequent to the merger or acquisition of the Company, the Plan allows the retiring Director to elect acceleration of benefits under the Plan by requesting a present value, lump sum payment; to request the Company to purchase an annuity which would pay to the Director a sum equal to the benefits he or she would have received under the Plan; or to elect payments of benefits in accordance with the terms and provisions of the Plan.

     Cordis Corporation Director Deferred Compensation Plan. This Plan, restated and amended, effective July 1, 1995, allows non-employee directors to defer up to 100% of their compensation. The amounts deferred may be invested among a portfolio of funds selected and managed by the Company. Participants elect the timing and manner in which the amounts deferred shall be paid. All elections made by the participants are irrevocable except as specifically provided in the Plan.

     Indemnification Agreements with Directors. In addition to maintenance of director and officer liability insurance, the Company has entered into indemnification agreements with each of the Directors. The indemnification agreements provide, in certain instances, for advancement and payment of costs, including attorneys' fees, damages, judgments, fines or settlements incurred or paid by, or on behalf of, Directors and which relate to activities in their capacities as Directors of the Company. The Company, pursuant to the agreements, retains subrogation rights to recover any advances which are subsequently paid by a third party. The agreements are binding on the Company and any successor to the Company.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of August 22, 1995, the number of shares of Common Stock beneficially owned by each Director, Director nominee and by each of the Executive Officers named below:

                                                                    NUMBER OF        PERCENTAGE
                                                                  COMMON SHARES     OF OWNERSHIP
                                                                  BENEFICIALLY      (*DESIGNATES
                      BENEFICIAL OWNERS(1)                            OWNED         LESS THAN 1%)
----------------------------------------------------------------  -------------     -------------
Catherine M. Burzik                                                        --
David R. Challoner, M.D.                                               11,700(2)        *
Richard W. Foxen                                                       11,000(2)        *
Donald F. Malin, Jr.                                                    9,500(2)        *
Robert Q. Marston, M.D.                                                 8,000(2)        *
William J. Razzouk                                                         --
Jan L. de Ruyter van Steveninck                                         4,000(2)        *
Wilton W. Webster, Jr.                                              1,004,740(3)          6.1%
Patricia K. Woolf, Ph.D.                                               12,350(2)        *
Robert C. Strauss                                                     161,176(3)          1.0%
Rudy J. Kranys                                                        145,068(3)        *
Alfred J. Novak                                                        81,260(3)        *
Philip J. Monks                                                        58,682(3)        *
Egbert Ratering                                                       112,085(3)        *
All Directors, Director nominees and Executive Officers as a
  group (23) including the above                                    1,981,846(4)         12.1%

---------------

(1) Beneficial ownership, as listed in the chart, includes shares of Common Stock directly owned or held by the persons named and the group referred to, or by certain members of their families.
(2) Includes shares of Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Director Non-Qualified Stock Option Plan as follows: Dr. Challoner -- 10,000; Mr. Foxen -- 10,000; Mr. Malin -- 8,000; Dr. Marston -- 8,000; Mr. van
     Steveninck -- 4,000; Dr. Woolf -- 10,000.
(3) Includes shares of Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Non-Qualified Stock Option Plan, as follows: Mr. Webster -- 3,000; Mr.
     Strauss -- 121,000; Mr. Kranys -- 60,500; Mr. Novak -- 60,500; Mr. Monks
     54,500; and Mr. Ratering -- 39,600.
(4) Includes 648,900 shares of Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Non-Qualified Stock Option Plan and Director Non-Qualified Stock Option Plan.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

     There was a failure to file on a timely basis one Form 4, Statement of Changes in Beneficial Ownership, with the Securities and Exchange Commission, as required under Section 16(a) of the Securities Exchange Act of 1934, by Egbert Ratering, Vice President, Worldwide Manufacturing, relating to four sale transactions that occurred in March, 1995. The Form 4 was filed one day late.

             SECURITY OWNERSHIP OF CERTAIN OTHER BENEFICIAL OWNERS

     The following chart names all beneficial owners (other than management of the Company) of the Company's voting stock known to the Company to own more than 5% of the voting stock based on their last 13G filing.

                     NAME AND ADDRESS                       NUMBER OF COMMON           PERCENTAGE
                    OF BENEFICIAL OWNER                 SHARES BENEFICIALLY OWNED     OF OWNERSHIP
     -------------------------------------------------  -------------------------     ------------
     AIM Management Group, Inc.                                 2,126,000                 13.0%
       11 Greenway Plaza
       Houston, TX 77046
     Twentieth Century Companies                                  875,000                  5.3%
       4500 Main Street
       Kansas City, MO 64141-9210

EXECUTIVE COMPENSATION

     The following Summary Compensation Table represents, for each of the last three fiscal years, the annual compensation paid by the Company, together with long-term and other compensation, for the Chief Executive Officer and the four most highly compensated Executive Officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                     ---------------------
                                                  ANNUAL COMPENSATION
                                     ---------------------------------------------     AWARDS     PAYOUTS
                                                                        OTHER        ----------   --------       ALL
                                                                       ANNUAL        SECURITIES     LTIP        OTHER
                                             SALARY      BONUS      COMPENSATION     UNDERLYING   PAYOUTS    COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR    ($)(1)    ($)(1)(2)         ($)         OPTIONS(#)    ($)(3)       ($)(4)
-----------------------------------  ----   --------   ---------   ---------------   ----------   --------   ------------
Robert C. Strauss                    1995   $459,039   $ 22,750                        25,000     $563,477      $8,386
  President and Chief                1994   $430,000   $183,951                        30,000     $312,247      $8,174
  Executive Officer                  1993   $420,000                                   22,000                   $8,088
Rudy J. Kranys                       1995   $235,961   $ 11,750                        12,500     $256,231      $7,687
  Senior Vice President              1994   $220,000   $ 91,976                        15,000     $149,687      $7,119
  Worldwide Research and             1993   $215,000                                   11,000                   $7,036
  Product Development
Alfred J. Novak                      1995   $235,961   $ 41,750                        12,500     $281,705      $6,217
  Vice President and                 1994   $220,000   $ 91,976                        15,000     $156,122      $5,073
  Chief Financial Officer            1993   $215,000                                   11,000                   $4,066
Philip J. Monks                      1995   $199,464   $ 10,000        $36,258(5)      12,500     $283,331         N/A
  Vice President, Worldwide          1994   $196,622   $ 91,976        $49,777(6)      15,000     $150,181         N/A
  Marketing and Sales                1993   $191,891                   $46,158(7)      11,000                      N/A
Egbert Ratering                      1995   $199,464   $ 10,000                        12,500     $283,331         N/A
  Vice President, Worldwide          1994   $196,717   $ 13,833 (8)                    15,000     $150,181         N/A
  Manufacturing                      1993   $192,061   $ 91,976                        11,000                      N/A

---------------

(1) Amounts shown include cash compensation earned by the named executive during the year covered, including amounts deferred at the election of those officers. Bonuses for fiscal 1995, 1994 and 1993 were paid in the fiscal year subsequent to the fiscal year in which they were earned.

(2) For 1995, the cash bonus amounts were awarded pursuant to the individual objective performance program. Mr. Novak received a special bonus in the amount of $30,000 to reward him for his efforts in connection with various business transactions and his temporary assumption of responsibility for the U.S. Marketing and Sales organization. For 1993 the amounts awarded pursuant to the 1991 Performance Unit Award Plan were in the form of Company stock. The value of the units was calculated according to the fair market value of Company stock on or about the date of payout based on the number of units awarded and percentage of achievement. The 1993 awards were based on one-year performance periods whereby the target amounts for return on assets and sales growth yielded payments of 100.941%.
(3) In 1994 the amounts paid pursuant to the 1991 Performance Unit Award Plan were distributed as follows: 50% in the form of Company stock and 50% in cash. The value of the units awarded in stock was calculated according to the fair market value of Company stock on or about the date of payout based on the number of units awarded and percentage of achievement. The value of the units awarded in cash was calculated according to the average of the last twenty trading days in the month of June 1994. In 1995, the amounts paid were distributed 100% in the form of Company stock and the value of the units awarded was calculated according to the fair market value of Company stock as of the date of the Compensation Committee meeting, August 21, 1995, based on the number of units awarded and percentage of achievement. The 1994 and 1995 awards were based on three-year performance periods whereby the target performance achievements for return on assets, sales growth and targeted sales per employee yielded in 1994 a payment of 110.38% for the Corporate group, 105.83% for the Miami group and 106.18% for the European group, and in 1995 a payment of 138.61% for the Corporate group, 126.08% for the Miami group and 139.40% for the European group.
(4) Company contributions to the Tax-Sheltered Investment Plan and dollar value of life insurance premiums paid by the Company. European Officers do not participate in the Tax-Sheltered Investment Plan.
(5) Includes reimbursements of $17,052 for schooling of dependents under the Company's Expatriate Policy and automobile reimbursement allowance of $19,206.
(6) Includes reimbursements of $33,638 for schooling of dependents under the Company's Expatriate Policy and automobile reimbursement allowance of $16,139.
(7) Includes reimbursements of $32,118 for schooling of dependents under the Company's Expatriate Policy and automobile reimbursement allowance of $14,040.
(8) Mr. Ratering received a bonus in 1994 for twenty years of service with the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE OF THE BOARD

     Decisions regarding annual and long-term executive compensation of the Company's executives and the Chief Executive Officer are made by the Board upon the recommendation of the Compensation Committee. Recommendations of the Compensation Committee relating to the compensation of the Company's executive officers are submitted to the full Board for approval, except for awards under certain stock-based compensation plans, which are approved solely by the Committee. No member of the Compensation Committee is presently an officer or employee of the Company or any of its subsidiaries.

     The purpose of this report is to inform shareholders of the Company's compensation policies for the Chief Executive Officer and other executive officers and the rationale for compensation paid to executive officers and the Chief Executive Officer.

POLICIES AND OBJECTIVES

     The Compensation Committee's executive compensation policies are designed to attract, motivate, reward and retain qualified executives by providing competitive levels of salary and incentive compensation to the Chief Executive Officer and other executive officers. This objective is achieved through cash compensation, the performance unit award and stock option plans and other programs described below. Executive compensation is intended to be competitive with the compensation levels of executives of other companies in the same industry, or with companies that have comparable sales volumes, while reflecting the Company's current and long-term performance. To establish competitive levels of compensation, the Compensation Committee annually evaluates total compensation packages offered by competitive companies. Executive level compensation is generally targeted above the median range of compensation paid to executives of companies of similar size and industry. Survey data analyzed in establishing compensation levels for executives include companies that are within the industry group, S & P Medical Products & Supplies Index, shown in the performance graph on page 17. The primary focus of the Compensation Committee in determining total executive compensation is incentive compensation based upon the Company's current and long-term performance, the long-term growth of the Company and shareholder value. As a result of the emphasis on corporate performance, in any given year the compensation of the Company's executives may differ significantly from the compensation paid to executives of the Company's competitors.

     All executive officers, including the Chief Executive Officer, are eligible to participate in the Company's incentive compensation plans, which currently consist of the 1991 Performance Unit Award Plan and the Non-Qualified Stock Option Plan for management. Subjective factors of individual performance are considered in establishing base salaries, the quantity of performance unit awards and stock option grants. A separate individual objective performance bonus program was also implemented exclusively for fiscal 1995 to reward individual achievement by certain officers of performance objectives approved by the Compensation Committee.

RELATIONSHIP OF EXECUTIVE COMPENSATION TO COMPANY PERFORMANCE

     The Compensation Committee's objective in setting the Chief Executive Officer's annual compensation and that of other executive officers is to base a significant percentage of compensation upon annual and long-term company performance criteria, and to a lesser degree, on individual performance. For this reason the Compensation Committee has emphasized return on assets, sales growth, sales per employee and other financial performance factors in determining the annual and long-term compensation for all executive officers. The Company's financial performance, as well as general market conditions, are significant factors influencing the Company's stock price.

BASE SALARY

     The base salaries of the Chief Executive Officer and other senior executives are governed by Company performance and the competitive survey data previously described.

     As a result of salary comparisons for the chief executive officers and other executives in comparable companies surveyed and the current executive salary levels of the Company's Chief Executive Officer and other executives and the Company's overall performance, the Compensation Committee recommended and the Board approved a 5.81% increase in the Chief Executive Officer's base salary for 1995. There were no salary increases in 1994.

CASH AND STOCK INCENTIVE PROGRAMS

  Performance Unit Award Plan

     The Company's 1991 Performance Unit Award Plan ("the Plan") is designed to provide long-term incentives to the Chief Executive Officer and other executives. The Compensation Committee has the exclusive power to select the officers and key employees who will be granted awards under the Plan, to determine the type, size and terms of awards granted, including the time of vesting and payment of awards, to establish objectives and conditions for vesting and earning awards, to determine terms and conditions for the lapse of restrictions applicable to any awards, and to determine whether awards will be paid. The Compensation Committee considers target performance objectives based on the Company's long-term financial goals and payout levels available under the Plan to determine the number of units awarded to the Chief Executive Officer and to other executive officers.

     Under the Plan, target performance objectives are established annually by the Compensation Committee and in the past differed according to geographical regions. Because of the Company's shift to a global focus, future objectives will place greater emphasis on performance in achieving corporate goals. These objectives may include one or more of the following performance measures: growth in Company sales, return on net assets and sales per employee. Performance criteria considered in determining the number of performance units, if any, to be granted to executives include: responsibility level, past performance, potential, cash compensation levels and other considerations as the Compensation Committee may deem appropriate. Grants of performance units to the Chief Executive Officer are assessed on the basis of the Chief Executive Officer's individual contributions to overall performance and the Company performance factors described above.

     Performance unit award payouts may range from zero up to percentages in excess of 100% of the target amount, depending upon the Company's performance in any given year. Awards under the Plan are made in Common Stock of the Company, cash or a combination of Common Stock and cash. For fiscal 1995, the amounts awarded pursuant to the Plan were in the form of Common Stock of the Company and the value of the units was calculated according to the fair market value of Company stock on August 21, 1995. For fiscal 1995 the amounts awarded were based on achievements calculated according to performance in geographical regions. The number of performance units awarded to the Chief Executive Officer, 6,000, during the past fiscal year, reflects the Company's successful performance and his individual contributions.

     Change of Control Arrangements. The Plan presently provides that in the event of a change in control of the Company, as defined in the Plan, performance unit awards will vest immediately in a pro rata amount, based upon the portion of the performance period elapsed prior to the change in control and certain projected assumptions of performance achievements, had the change in control not occurred.

  Non-Qualified Stock Option Plan

     The Company's Non-Qualified Stock Option Plan for management is intended to motivate the Chief Executive Officer, executives and key employees who contribute materially to the success and profitability of the Company by providing recipients of stock option grants with a proprietary interest in the Company, thereby enhancing their personal interest in the continued success of the Company. Options are awarded at the market value of the shares on the date of grant and become vested one year from the date of grant or at such other incremental vesting periods as the Compensation Committee establishes, subject to a change in control, as defined in the Plan. The Compensation Committee generally considers individual performance, responsibil-ity, and the Company's financial performance during the fiscal year in determining the number of options awarded to the Chief Executive Officer and to the other executive officers.

     The stock options awarded to the Chief Executive Officer at the conclusion of the fiscal year, as reported in the Option Grants Table, were based upon Company performance, level of responsibility, salary and individual performance. The Compensation Committee considered the total number of options outstanding when determining the options awarded to the Chief Executive Officer and the other executive officers.

     The Plan currently authorizes a maximum of 2,625,000 shares of the Company's Common Stock. As of June 30, 1995, there were 554,820 shares available for future grants. The Compensation Committee believes that granting options to executives and key employees is consistent with the philosophy that stock ownership by management is beneficial to the enhancement of shareholder value.

     Change of Control Arrangements. The Plan presently provides that in the event of a change in control of the Company, defined as the acquisition by any person of direct or indirect beneficial ownership of the Company's outstanding voting securities in a quantity sufficient to cause a change in the composition of the Company's Board of Directors, completion of a tender or exchange offer of 50% or more of the voting securities of the Company or the merger or consolidation of the Company with another corporation or the transfer of all or substantially all of the assets of the Company, all options will be 100% vested.

  Other Plans

     For fiscal 1995, the Compensation Committee approved an individual objective performance bonus plan for the Chief Executive Officer and certain executive officers. The purpose of the plan is to reward the Chief Executive Officer and a select group of executive officers for achievement of certain individual performance objectives established by the Committee. Cash bonuses in the maximum amount of 7% of annual base salary were paid to the executives achieving some or all of their established goals, as determined by the Compensation Committee. The Compensation Committee determined that the Chief Executive Officer should be rewarded in the amount of 5% of his annual base salary.

     At various times in the past, the Company has adopted certain employee benefit plans in which executives, including the Chief Executive Officer, are permitted to participate on the same terms as non-executive employees who meet the applicable eligibility criteria. The Compensation Committee has determined that having the Company's matching contribution under the Tax-Sheltered Investment Plan in the form of Company stock is beneficial in further aligning employees' and shareholders' long-term financial interests. Other than the value of the Company match, benefits under the Tax-Sheltered Investment Plan are not tied to Company performance.

     As a further effort to motivate and retain qualified executives and key employees, the Cordis Corporation Executive Deferred Compensation Plan (the "Deferred Plan") as amended and restated effective July 1, 1995, and the Supplemental Executive Retirement Plan were implemented. The Chief Executive Officer, selected executives and other key employees are eligible to participate in either plan. Under the Deferred Plan, participants can defer up to 100% of their total cash compensation. Amounts deferred are invested among a portfolio of funds selected and managed by the Company.

     The Compensation Committee believes that its executive compensation objectives are served by the compensation policies and plans described above, by encouraging long-term performance and by promoting management retention, while aligning shareholders' and management's interests in the performance of the Company's Common Stock.

TAX DEDUCTIBILITY CONSIDERATIONS

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993. This Act made certain non-performance based compensation to executives of public companies in excess of $1 Million non-deductible to the Company beginning in fiscal 1995. At this time, it is not anticipated that any executive officer will receive any such compensation in excess of this limit during fiscal 1996. The Committee has determined that the Cordis Corporation Non-Qualified Stock Option Plan, as amended, meets the requirements for deductibility under the Act by limiting to 200,000 the amount of options that may be granted to any one officer or key employee over the next three years. The Committee will continue to review the issue and evaluate whether the compensation plans should be altered in the future to meet the deductibility requirements.

     SUBMITTED BY THE COMPENSATION COMMITTEE.

Donald F. Malin, Jr.       Richard W. Foxen       J. L. de Ruyter van Steveninck

                              OPTION GRANTS TABLE

     The following table provides information on grants of options to purchase the Company's Common Stock pursuant to the Cordis Corporation Non-Qualified Stock Option Plan (the "Plan") during the fiscal year ended June 30, 1995 to the named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                        -----------------------------------------------------------
                                            % OF TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF          OPTIONS                                     ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES        GRANTED TO      EXERCISE                      PRICE APPRECIATION FOR OPTION
                          UNDERLYING         EMPLOYEES      OR BASE                            TERM (10 YEARS)(2)
                        OPTIONS GRANTED      IN FISCAL       PRICE       EXPIRATION     ---------------------------------
        NAME                (#)(1)             YEAR          ($/SH)         DATE        0%($)      5%($)         10%($)
--------------------    ---------------     -----------     --------     ----------     -----     --------     ----------
Robert C. Strauss            25,000            10.03%        $63.00        6/12/05       $ 0      $990,500     $2,510,250
Rudy J. Kranys               12,500             5.02%        $63.00        6/12/05       $ 0      $495,250     $1,255,125
Alfred J. Novak              12,500             5.02%        $63.00        6/12/05       $ 0      $495,250     $1,255,125
Philip J. Monks              12,500             5.02%        $63.00        6/12/05       $ 0      $495,250     $1,255,125
Egbert Ratering              12,500             5.02%        $63.00        6/12/05       $ 0      $495,250     $1,255,125

---------------

(1) The Cordis Corporation Non-Qualified Stock Option Plan, as amended, provides for the grant of options for a period of ten (10) years from the date of grant. Under the Plan, the vesting schedule for the above executives is 10% during the second year, 20% during the third year, 30% during the fourth year, and the balance during the fifth year. All remaining options are exercisable and expire on the tenth anniversary of the date of grant. The exercise price of each share subject to options is equal to the fair market value of the share on the date of grant.
(2) Optionees will not realize value under the 1995 option grants without a stock price appreciation which will benefit all shareholders. If the Company's stock does not appreciate in value above the option price set forth above, there will be no benefit to shareholders or to optionees. If the Company's stock appreciates 5% in value, the potential appreciation in stock value to shareholders would be approximately $648,245,000. If the Company's stock appreciates 10% in value, the potential appreciation in stock value to shareholders would be approximately $1,642,865,000. Total number of shares outstanding as of June 30, 1995, was 16,361,568. The assumed rates of stock price appreciation are set by the Securities and Exchange Commission's proxy statement disclosure rules. These assumptions are not intended to forecast future price appreciation of the Company's stock price. The Company's stock price may increase or decrease over the time period set forth above.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table contains information relating to the exercise of stock options by the named Executive Officers in fiscal 1995 as well as the number and value of their unexercised options as of June 30, 1995:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                   OPTIONS AT FY-END               IN-THE-MONEY OPTIONS
                                                                          (#)                         AT FY-END($)(2)
                      SHARES ACQUIRED         VALUE          -----------------------------     -----------------------------
       NAME           ON EXERCISE(#)      REALIZED($)(1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------    ---------------     --------------     -----------     -------------     -----------     -------------
Robert C. Strauss          24,000           $1,059,000          44,800           76,200        $1,530,900       $ 1,551,850
Rudy J. Kranys             13,000           $  645,125          22,400           38,100        $  765,450       $   775,925
Alfred J. Novak            23,000           $1,020,375          22,400           38,100        $  765,450       $   775,925
Philip J. Monks            19,000           $  708,375          16,400           38,100        $  585,450       $   775,925
Egbert Ratering            13,000           $  557,375          22,400           38,100        $  765,450       $   775,925

---------------

(1) Market value of underlying securities at exercise minus the exercise price.
(2) Market value of underlying securities at June 30, 1995 closing ($66.75) minus the option price. The values were calculated only for "In-the-Money" options, which consist of those options with an exercise price below $66.75 per share.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table provides information relating to performance units awarded to the named Executive Officers under the Cordis Corporation 1991 Performance Unit Award Plan:

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                                            ESTIMATED FUTURE PAYOUTS
                                                                     PERFORMANCE          UNDER NON-STOCK PRICE-BASED
                                                   NUMBER OF       OR OTHER PERIODS                  PLANS
                                                 SHARES, UNITS          UNTIL           --------------------------------
                                                   OR OTHER           MATURATION        THRESHOLD     TARGET     MAXIMUM
                     NAME                        RIGHTS(#)(1)         OR PAYOUT            (#)         (#)         (#)
-----------------------------------------------  -------------     ----------------     ---------     ------     -------
Robert C. Strauss                                    6,000          7/1/95-6/30/98          0         6,000      11,250
Rudy J. Kranys                                       3,000          7/1/95-6/30/98          0         3,000       5,625
Alfred J. Novak                                      3,000          7/1/95-6/30/98          0         3,000       5,625
Philip J. Monks                                      3,000          7/1/95-6/30/98          0         3,000       5,625
Egbert Ratering                                      3,000          7/1/95-6/30/98          0         3,000       5,625

---------------

(1) The performance objectives are based on the following weightings: 50% of a payout is based on achievement of sales growth, 25% is based on achievement of return on assets and 25% is based on targeted improvement on sales per employee.

RETIREMENT BENEFITS

     The following table illustrates the estimated aggregate annual retirement benefits under the Company's U.S. Retirement Plan and the U.S. Supplemental Executive Retirement Plan, assuming retirement at age 65, based on years of credited service and the highest five consecutive years' average pay. (Primary Social Security Benefits are not included. Effective July 1, 1989, the benefit formula under the Plan was changed from a Social Security Offset formula).

                         PENSION PLAN TABLE (U.S. PLAN)
                               ANNUAL RETIREMENT

                                                       YEARS OF CREDITED SERVICE
                                      ------------------------------------------------------------
           AVERAGE SALARY                15           20           25           30           35
------------------------------------  --------     --------     --------     --------     --------
  $150,000..........................  $ 35,900     $ 47,900     $ 59,900     $ 59,900     $ 59,900
  $200,000..........................  $ 48,700     $ 64,900     $ 81,100     $ 81,100     $ 81,100
  $250,000..........................  $ 61,400     $ 81,900     $102,400     $102,400     $102,400
  $300,000..........................  $ 74,200     $ 98,900     $123,600     $123,600     $123,600
  $350,000..........................  $ 86,900     $115,900     $144,900     $144,900     $144,900
  $400,000..........................  $ 99,700     $132,900     $166,100     $166,100     $166,100
  $450,000..........................  $112,400     $149,900     $187,400     $187,400     $187,400
  $500,000..........................  $125,200     $166,900     $208,600     $208,600     $208,600
  $550,000..........................  $137,900     $183,900     $229,900     $229,900     $229,900
  $600,000..........................  $150,700     $200,900     $251,100     $251,100     $251,100

     The Retirement Plan ("the Plan") is a defined benefit plan to which the Company contributes amounts required to fund this Plan as computed by standard actuarial methods. The Plan provides a monthly pension to qualifying employees who terminate from the Company with at least five years of service. A participant who is eligible to receive a retirement benefit will receive a monthly benefit equal to the sum of: (1) 1.1% of his average monthly earnings (over his five highest consecutive years of pay, including bonus and overtime up to 50% of base pay) times his years of service (maximum 25 years); and (2) 0.6% of the average monthly earnings in excess of Covered Compensation (average of taxable wage bases under Section 230 of the Social Security Act) times credited service (maximum 25 years).

     The credited years of service and current pay covered for each of the individuals named in the Cash Compensation Table is as follows:

                                                                     YEARS       1995 COVERED
                                                                    CREDITED     COMPENSATION
                                                                    --------     ------------
     Robert C. Strauss............................................     12          $775,921
     Rudy J. Kranys...............................................     11          $389,294
     Alfred J. Novak..............................................     11          $394,884
     Philip J. Monks(1)...........................................     --
     Egbert Ratering(1)...........................................     --

---------------

(1) Philip J. Monks is a member of and contributes a percentage of his salary to the United Kingdom Plan which does not provide a guaranteed pension at retirement, but is based on funds accrued to purchase a pension to the member's requirement. The Company also contributes a percentage of Mr. Monks' salary to the United Kingdom Plan. Egbert Ratering is covered under the Dutch Plan, as set forth in the pension table below.

     The following table illustrates the estimated aggregate annual retirement benefits under the Company's Dutch Retirement Plan based on years of credited service and last annual pay, as defined:

                           PENSION TABLE (DUTCH PLAN)

                                                     YEARS OF CREDITED SERVICE
                                      --------------------------------------------------------
             AVERAGE SALARY              15          20          25          30          35
     -------------------------------  --------    --------    --------    --------    --------
     $150,000.......................  $ 33,768    $ 45,024    $ 56,280    $ 67,537    $ 78,793
     $200,000.......................  $ 46,893    $ 62,524    $ 78,155    $ 93,787    $109,418
     $250,000.......................  $ 60,018    $ 80,024    $100,030    $120,037    $140,043
     $300,000.......................  $ 73,143    $ 97,524    $121,905    $146,287    $170,668
     $350,000.......................  $ 86,268    $115,024    $143,780    $172,537    $201,293
     $400,000.......................  $ 99,393    $132,524    $165,655    $198,787    $231,918
     $450,000.......................  $112,518    $150,024    $187,530    $225,037    $262,543
     $500,000.......................  $125,643    $167,524    $209,405    $251,287    $293,168
     $550,000.......................  $138,768    $185,024    $231,280    $277,537    $323,793
     $600,000.......................  $151,893    $202,524    $253,155    $303,787    $354,418

     The Dutch Plan, available to all Roden employees, provides supplemental retirement benefits calculated on the basis of the number of years of service multiplied by 1.75% multiplied by the pension earnings (annual salary minus the social security offset of approximately $21,400). The Dutch Plan is designed to provide a pension benefit equal to 70% of the recipient's last pension earnings after 40 years of service; however, salary increases subsequent to age 55 are only partially taken into account. Both the Company and the employee contribute to the Plan.

COMPANY FINANCIAL PERFORMANCE

     The following graph compares the performance of the Company's Common Stock with the S&P 500 and the S&P Medical Products & Supplies Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on June 30, 1990 in each of the Company, the S&P 500 Index and the S&P Medical Products & Supplies Index with investment weighted on the basis of market capitalization:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG CORDIS CORPORATION, THE S&P 500 INDEX
                 AND THE S&P MEDICAL PRODUCTS & SUPPLIES INDEX


                                   (GRAPH)

                                                                  S&P MEDICAL
                                                                  PRODUCTS &
      MEASUREMENT PERIOD          CORDIS COR-                    SUPPLIES IN-
    (FISCAL YEAR COVERED)          PORATION         S&P 500           DEX
6/30/90                                    100             100             100
6/30/91                                    147             107             133
6/30/92                                    116             122             152
6/30/93                                    168             138             124
6/30/94                                    204             140             120
6/30/95                                    351             177             184

* $100 Invested on 6/30/90 in Stock or Index -- including reinvestment of dividends. Fiscal Year ending June 30.

         During 1987, the Company initiated a plan to dispose of all businesses other than its angiographic and neuroscience product lines. Since that time, the Company has strengthened its financial performance, as shown on the following charts, through sales growth, increased earnings per share from continuing operations and maintenance of a return on equity of greater than 20% for the past five years.



                                    SALES
                                  (millions)

                              1991         $203
                              1992         $230
                              1993         $267
                              1994         $337
                              1995         $443


                              EARNINGS PER SHARE
                            Continuing Operations


                              1991         $1.32
                              1992         $1.65
                              1993         $1.94
                              1994         $2.27
                              1995         $3.00


                              RETURN ON EQUITY
                            Continuing Operations

                              1991         26.5%
                              1992         25.7%
                              1993         23.5%
                              1994         21.4%
                              1995         20.7%

                                   ITEM NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has reappointed Deloitte & Touche to be the Company's independent auditors for the fiscal year ending June 30, 1996. The firm of Deloitte & Touche has served as the Company's independent auditors since April 1991. Deloitte & Touche has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants.

     Although the appointment of independent auditors does not require ratification by the stockholders, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of stockholders on this matter is advisory in nature. The Board of Directors recommends that the appointment of Deloitte & Touche as the Company's independent auditors for the fiscal year ending June 30, 1996, be ratified by the stockholders at the Annual Meeting.

     Representatives from the firm of Deloitte & Touche are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, DELOITTE & TOUCHE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.

                                   ITEM NO. 3

              AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

     The Restated Articles of Incorporation of the Company, as amended and as presently in effect, provide that the authorized capital stock of the Company shall consist of fifty million (50,000,000) shares of Common Stock, par value $1.00 per share (the "Common Stock"), and two million five hundred thousand (2,500,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of June 30, 1995, there were 16,361,568 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. As of that date, 2,332,666 shares of Common Stock were reserved for issuance under the Company's various compensation plans and 8,180,784 shares of Common Stock were reserved for issuance under the Company's Rights Agreement dated September 12, 1986, as amended, (the "Shareholder Rights Plan"), leaving a balance of 23,124,982 authorized, unissued and unreserved shares of Common Stock.

     On August 22, 1995, the Company's Board of Directors approved an amendment to Article III of the Company's Restated Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock of the Company from fifty million (50,000,000) shares to one hundred fifty million (150,000,000) shares, and directed that the amendment in the form set forth in Annex I (the "Amendment") be submitted to a vote of the shareholders of the Company at the Annual Meeting. No change in the authorized Preferred Stock is being proposed.

     The Board of Directors believes that the proposed increase in the authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, acquisitions, financing transactions, employee benefit plan issuances, a new shareholder rights plan to replace the Shareholder Rights Plan which currently expires in September 1996 and such other corporate purposes as may arise. Having such authorized Common Stock available for issuance in the future would give the Company greater flexibility and would allow additional shares of Common Stock to be issued without the expense and delay of a special shareholders' meeting. Such a delay might deny the Company the flexibility the Board views as important in facilitating the effective use of the Company's shares. The rules of the National Association of Securities Dealers, Inc. ("NASD") currently require shareholder approval by issuers of securities traded on the NASDAQ National Market System, on which the Company's Common Stock is currently traded, as to the issuance of shares of common stock or securities convertible into common stock in several instances, including stock option or purchase plans for directors or officers where the securities that may be issued exceed the lesser of 1% of the number of outstanding shares of common stock, 1% of the voting power outstanding or 25,000 shares, actions resulting in a change of control of the company, acquisition transactions involving directors, officers or substantial security holders where the present or potential issuance of such securities could result in an increase in outstanding common shares of 5% or more, acquisition transactions generally where the present or potential issuance of such securities could result in an increase in outstanding common shares of 20% or more, and certain other sales or issuances of common stock (or securities convertible into or exercisable for common stock) in a non-public offering equal to 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Exceptions to these rules may be made upon application to the NASD when (i) the delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise and (ii) reliance by the company on this exception is expressly approved by the company's audit committee or a comparable body. In other instances, the issuance of additional shares of Common Stock would be within the discretion of the Board of Directors, without the requirement of further action by shareholders except as otherwise required by applicable law or any stock exchange on which the Company's securities may then be listed. The Company is not presently engaged in any negotiations with respect to the use of any shares of the additional authorized Common Stock, nor are there currently any commitments, arrangements, understandings or plans with respect to the issuance of such shares.

     The proposed shares of Common Stock for which authorization is sought would be part of the existing class of such Stock and would increase the number of shares of Common Stock available for issuance by the Company, but would have no effect upon the terms of the Common Stock or the rights of the holders of such Stock. If and when issued, the proposed additional authorized shares of Common Stock would have the same rights and privileges as the shares of Common Stock presently outstanding. Holders of Common Stock will not have preemptive rights to purchase additional shares of Common Stock.

     The future issuance of additional shares of Common Stock on other than a pro rata basis may dilute the ownership of current shareholders. Such additional shares could also be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by the Company's officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). In fact, the mere existence of such a block of authorized but unissued shares, and the Board's ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of Common Stock might have such effects, the Board of Directors of the Company does not intend or view the proposed increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed transactions of this type.

     The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon will be required to approve the Amendment. If the Amendment is approved by the shareholders of the

Company, such amendment will become effective when articles of amendment to the Company's Restated Articles of Incorporation are filed with the Florida Department of State.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON SHARES OF THE COMPANY BY 100,000,000 SHARES TO A TOTAL OF 150,000,000.

                         STOCKHOLDER PROPOSALS FOR 1996

     Stockholders who wish to propose matters for consideration at the 1996 Annual Meeting must deliver them to the Company by May 18, 1996 for inclusion in the Proxy Statement for that Meeting.

                                    GENERAL

     The management does not know of any matters, other than the foregoing, that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying Proxy will vote in accordance with their best judgment with respect to such matters.

     The entire cost of soliciting management proxies will be borne by the Company. Proxies will be solicited principally through the use of the mails, but directors, officers and regular employees of the Company may, without additional compensation, use their personal efforts by telephone or otherwise to obtain proxies.

                                                                         ANNEX I

                       PROPOSED AMENDMENT TO ARTICLE III
                   OF THE RESTATED ARTICLES OF INCORPORATION

     Article III, as amended to reflect the proposed increase in authorized Common Stock, will read in its entirety as follows:

                                  ARTICLE III

                                 CAPITAL STOCK

     The maximum number of shares of stock that this corporation is authorized to have outstanding is One Hundred Fifty Million (150,000,000) shares of common stock of $1 par value and Two Million Five-hundred Thousand (2,500,000) shares of preferred stock of $1 par value, all of which shall be issued fully paid and non-assessable. The consideration that the corporation shall receive for the issuance of its common stock, or for the sale of treasury stock, shall be fixed and determined by the Board of Directors, but not for less than the equivalent of its full par value.

     No stockholder shall be entitled to subscribe to, or have any pre-emptive rights in or to, any new shares of stock of the corporation, or in or to any distribution of unissued or treasury shares of the corporation's stock.

     The common and preferred stock of $1.00 par value authorized by this Article may be issued by the corporation in exchange for, or the conversion of, evidences of indebtedness, obligations, notes, bonds or debentures either of this corporation or corporations created by any other state or government.

     1. Shares of preferred stock may be issued from time to time in one or more series as in this Article III provided. All shares of preferred stock shall be of equal rank and shall be identical in all respects, except in respect of the particulars fixed by the Board of Directors for series of the preferred stock as permitted by the provisions of this Article III. Each series of preferred stock shall be distinctively designated and all shares of any one series of preferred stock shall be identical in all respects with all the other shares of such series, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon shall be cumulative.

     2. Authority is hereby expressly granted to the Board of Directors, by resolution or resolutions, from time to time to create and provide for the issuance of series of the preferred stock and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the creation and issue of shares of such series the following provisions of the shares of such series, so far as not inconsistent with the provisions of this
Article III applicable to all series of preferred stock:

          (a) The designation of such series and the number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

          (b) The dividend rate per annum, if any, at which holders of shares of such series shall be entitled to receive dividends, whether or not dividends on the shares of such series shall be cumulative, the times at which and the quarterly dividend periods for which dividends on such series shall be paid, the date or dates, if any, from which dividends shall be cumulative and the other conditions, if any, on which such dividends shall be paid;

          (c) The time or times, if any, at which the shares of such series shall be subject to redemption, in whole or in part, the price or prices to which holders of shares of such series shall be entitled upon such redemption, and the other terms and conditions, if any, on which shares of such series may be so redeemed;

          (d) The amount or amounts and the other rights, if any, to which the holders of shares of such series shall be entitled upon the dissolution, liquidation or winding up of the affairs of the corporation or upon any other distribution of the assets of the corporation;

          (e) The sinking fund or purchase fund provisions, if any, for the redemption or purchase of shares of such series and, if any such fund is so provided for the benefit of such shares, the amount of such fund and the manner of its application;

          (f) The extent of the voting powers, if any, of the shares of such series;

          (g) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any series thereof, of the corporation and, if so convertible or exchangeable, the conversion or exchange price or prices or rate or rates, the adjustments thereof and the other terms and conditions, if any, on which shares shall be so convertible or exchangeable; and

          (h) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of shares of such series as are not fixed and determined in this
     Article III.

     3. The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, applicable to the preferred stock of all series are as follows:

          (a) Out of the funds of the corporation legally available for dividends, the holders of the preferred stock of each series shall be entitled to receive, when and as declared by the Board of Directors, cash dividends at such rate, if any and no more, and payable at such times and for such quarterly dividend periods as shall be fixed for such series by the Board of Directors as herein permitted. Dividends on any shares of preferred stock shall be cumulative only if and to the extent fixed by resolution of the Board of Directors. Accumulations of dividends, if any, shall not bear interest.

          No such dividend shall be paid or declared and set apart for payment on any share of preferred stock for any quarterly dividend period unless a dividend for the same quarterly dividend period and all past quarterly dividend periods, if any, ending within such quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be or have been paid or declared and set apart for payment on all shares of preferred stock of all series then outstanding and entitled to receive dividends for such quarterly dividend period or for any past quarterly dividend period, if any, ending within such quarterly dividend period.

          In no event, so long as any preferred stock shall remain outstanding, shall any dividend, other than a dividend payable in shares of common stock be declared or paid upon, nor shall any distribution be made upon, any common stock, nor shall any shares of common stock be purchased or redeemed by the corporation other than in exchange for common stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any common stock, unless in each instance accrued and unpaid dividends on all outstanding shares of the preferred stock for all past dividend periods shall have been paid and the dividend on all outstanding shares of the preferred stock for the then applicable current quarterly dividend period shall have been paid, or declared and a sum sufficient for the payment thereof set apart.

          (b) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, the holders of preferred stock shall be entitled to receive, out of the assets of the corporation available for distribution to its stockholders, an amount in cash for each share equal to the amount payable on such share in such event provided for by the Board of Directors as permitted herein for the series of preferred stock of which such share is a part plus, in each case, an amount equal to all dividends accrued and unpaid on such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the common stock.

          If upon any such liquidation, dissolution or winding up of the corporation its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock of all series are entitled as above provided, the entire remaining net assets of the corporation shall be distributed among the holders of preferred stock of all series in amounts proportionate to the full amounts to which they are respectively so entitled, pursuant to the resolution of the Board of Directors fixing and determining the relative rights and preferences of the shares of each series.

          Neither the merger nor consolidation of the corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation within the meaning of this subparagraph (b).

     4. (a) Except for such voting powers as may be granted to the holders of preferred stock by law, subparagraph (b) of this paragraph 4, or as may be granted to the holders of any one or more series of preferred stock by the Board of Directors in accordance with paragraph 2(f) of this Article III, voting power shall be vested exclusively in the common stock. At every meeting of the stockholders of the corporation every holder of common stock entitled to vote shall be entitled to one vote for each share of common stock registered in his name on the books of the corporation and, except as otherwise provided, herein, by law or pursuant to the resolution of the Board of Directors fixing and determining the relative rights and preferences of the shares of each series, the common stock and the preferred stock of the corporation (and any other capital stock of the corporation at the time entitled thereto), shall vote together as a class.

     (b) At any time when six (6) quarterly dividends, whether cumulative or non-cumulative, on any one or more series of preferred stock entitled to receive dividends, whether cumulative or non-cumulative, shall be in default, the holders of all such cumulative series at the time or times outstanding as to which such default shall exist shall be entitled, at the next annual meeting of stockholders or special meeting held in place thereof, at which time the number of directors constituting the Board of Directors shall be increased by two, voting as a class, whether or not the holders thereof shall otherwise be entitled to vote, to the exclusion of the holders of common stock, to vote for and elect two members of the Board of Directors of the corporation to fill such newly-created directorships. All rights of all series of preferred stock to participate in the election of directors pursuant to this subparagraph 4(b) shall continue in effect, in the case of all series of preferred stock entitled to receive cumulative dividends, until cumulative dividends have been paid in full or set apart for payment on each cumulative series which shall have been entitled to vote at the previous annual meeting of stockholders, or special meeting held in place thereof, or, in the case of all series of non-cumulative preferred stock, until non-cumulative dividends have been paid in full or set apart for payment for four consecutive quarterly dividend periods on each non-cumulative series which shall have been entitled to vote at the previous annual meeting of stockholders or special meeting held in place thereof. Whenever the holders of the preferred stock shall be divested of such voting right hereinabove provided, the directors so elected by the preferred stock shall thereupon cease to be directors of the corporation and thereupon the number of directors shall be reduced by two. Directors elected by the holders of any one or more series of stock voting separately as a class, may be removed only by a majority vote of such series, voting separately as a class, so long as the voting power of such series shall continue. The holders of the common stock, voting as a class, to the exclusion of the holders of such series so entitled to vote for and elect members of the Board of Directors pursuant to this subparagraph 4(b) shall be entitled to vote for and elect the balance of the Board of Directors. No stockholder entitled to vote at any particular time in accordance with the foregoing provisions shall have more than one vote for each share of stock held of record by him at the time entitled to voting rights.

     (c) Subject to all of the rights of the preferred stock or any series thereof, the holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable in cash, stock or otherwise.

     (d) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, if the holders of all series of the preferred stock shall have received all the amounts to which they shall be entitled in such event in accordance with the provisions of this Article III and any further provisions prescribed in accordance herewith, the holders of the common stock shall be entitled, to the exclusion of the holders of the preferred stock of all series, to share in all the remaining assets of the corporation available for distribution to the stockholders.

                                                                      APPENDIX A

                               CORDIS CORPORATION
      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 10, 1995

   The undersigned hereby constitutes and appoints ROBERT Q. MARSTON and ROBERT
C. STRAUSS, and each of them, with power of substitution, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned, at the Annual Meeting of Stockholders of Cordis Corporation, to be held on Tuesday, October 10, 1995, at 2:00 p.m. and at any adjournment thereof:

1. ELECTION OF DIRECTORS                FOR all nominees listed below / /              WITHHOLD AUTHORITY / /
                                                                                       as indicated below

  (Instruction: to withhold authority for any individual nominee, or for all nominees as a group, mark the box next to the nominee's name or the group below)

/ / R. C. STRAUSS               / / R. W. FOXEN                 / / J. L. de RUYTER VAN STEVENINCK
/ / C. M. BURZIK                / / D. F. MALIN                 / / P. K. WOOLF
/ / D. R. CHALLONER             / / W. J. RAZZOUK               / / W. W. WEBSTER
                                         / / ALL NOMINEES AS A GROUP

2. PROPOSAL TO RATIFY APPOINTMENT OF DELOITTE & TOUCHE as the Company's independent auditors for the year ending June 30, 1996;
                 FOR / /        AGAINST / /        ABSTAIN / /
3. PROPOSAL TO RATIFY THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION to increase the authorized Common Stock; and
                 FOR / /        AGAINST / /        ABSTAIN / /
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CORDIS
                                  CORPORATION

                   (Continued and to be signed on other side)

                          (Continued from other side)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.
                                                  DATED                  , 1995.

                                                  ------------------------------
                                                           (SIGNATURE)

                                                  ------------------------------
                                                           (SIGNATURE)

                                                  Please sign exactly as name
                                                  appears below. When shares are
                                                  held by joint tenants, both
                                                  should sign. When signing as
                                                  attorney, as executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

        IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THIS BOX:
                    I plan to attend the Annual Meeting / /